Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-8 (No. 333-264089)
2.	Form F-3 (No. 333-274882)
3.	Form F-3 (No. 333-267893)

of Vision Marine Technologies Inc. (the “Company”) of our report dated November 27, 2023, except for the effects of the reverse stock splits described in Note 2, as to which the date is December 2, 2024, with respect to the consolidated statement of financial position as at August 31, 2023 and the consolidated statements of changes in shareholders’ equity (deficit), comprehensive loss and cash flows for each of the years in the two-year period ended August 31, 2023, incorporated by reference in this Annual Report on Form 20-F.

/s/ Ernst & Young LLP

Montreal, Canada
December 20, 2024